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                     January 19, 2021

       Stephen Christoffersen
       Chief Financial Officer
       KushCo Holdings, Inc.
       6261 Katella Avenue
       Suite 250
       Cypress, CA 90630

                                                        Re: KushCo Holdings,
Inc.
                                                            Form 10-K for the
Year Ended August 31, 2020
                                                            Filed November 10,
2020
                                                            File No. 000-55418

       Dear Mr. Christoffersen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing